Exhibit 99.1

RYVYL Executes Repurchase and Repayment Agreement with Securityholder to
Retire All Outstanding Series B Convertible Preferred Stock and Outstanding Balance of 8% Senior Convertible Note

SAN DIEGO, CA, January 24, 2025 -- RYVYL Inc. (NASDAQ: RVYL) ("RYVYL" or the "Company"), a leading innovator of payment transaction solutions leveraging electronic payment technology for diverse international markets, has executed a Preferred Stock Repurchase and Note Repayment Agreement for the full repayment and termination of an 8% Senior Convertible Note (the "Note) and the redemption of all shares of the Company's Series B Convertible Preferred Stock (the "Preferred Stock"). The Definitive Agreement provides for:

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A first tranche payment of $13.0 million for the redemption of all of the shares of Preferred Stock held by the Securityholder, and payment of a portion of the outstanding balance of the Note so that the remaining outstanding principal balance will be $4.0 million.

●	Advancing the maturity date for the remaining balance of $4.0 million due under the Note, following payment of the first tranche, to April 30, 2025.

The Company is required to pay the first tranche payment of $13.0 million on or before January 27, 2025. The first tranche due date may be extended to February 3, 2025, at the sole option of the Company, in consideration for RYVYL’s payment of an additional $50,000.

●

Upon payment of the first tranche payment and execution of the Preferred Stock Repurchase and Note Repayment Agreement, certain restrictive covenants contained in the transaction documents pursuant to which the Note and the shares of Preferred Stock were issued will be waived and no additional interest will accrue and be payable, as long as the Company pays the remaining $4.0 million principal balance of the Note ($4,050,000, if the date of the first tranche payment date is extended) on or before April 30, 2025. If the Company fails to pay the remaining balance by such date, the Note will be restored to its terms prior to the first tranche payment, and interest will again accrue and be payable.

●	Prior to payment of the first tranche payment, the Securityholder shall retain the ability, subject to certain market limitations, to convert the Note and the Preferred Stock into common stock.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security and does not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) was born from a passion for empowering a new way to conduct business-to-business, consumer-to-business, and peer-to-peer payment transactions around the globe. By leveraging electronic payment technology for diverse international markets, RYVYL is a leading innovator of payment transaction solutions reinventing the future of financial transactions. Since its founding as GreenBox POS in 2017 in San Diego, RYVYL has developed applications enabling an end-to-end suite of turnkey financial products with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. As a result, the platform can log immense volumes of immutable transactional records at the speed of the internet for first-tier partners, merchants, and consumers around the globe. www.ryvyl.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company's current beliefs, assumptions, and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements regarding timely payment of the first and second tranches, the benefit to stockholders from the repayment of the note and repurchase of the preferred shares, and the timing and expectation of revenues from the license described herein and are charactered by future or conditional words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the licensee understands and complies with various banking laws and regulations that may impact the licensee's ability to process transactions. For example, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with operators of certain industries - particularly industries with heightened cash reporting obligations and restrictions - as a result of which, banks may refuse to process certain payments and/or require onerous reporting obligations by payment processors to avoid compliance risk. These and other risk factors affecting the Company are discussed in detail in the Company's periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether because of the latest information, future events or otherwise, except to the extent required by applicable laws.

IR Contact:

David Barnard, Alliance Advisors Investor Relations, 415-433-3777, ryvylinvestor@allianceadvisors.com